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                                                        Exhibit 10 (xv)
                         MANAGEMENT AGREEMENT


     This MANAGEMENT AGREEMENT is entered into as of this 9th day of December 1994, by and between Figgie International Inc. (the "Company") and Glen W. Lindemann (the "Executive").

     WHEREAS, the Executive is presently in the employ of the Company as President of its Scott Aviation division (the "Division"); and

     WHEREAS, the Company desires to retain the employment of the Executive and the Executive desires to continue to serve the Company in such capacity; and

     WHEREAS, the Company and the Executive desire to set forth in a written agreement the terms and provisions of such employment and of certain severance and other payments to be made to the Executive under certain circumstances;

     NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein this Agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

Article 1. Term of Employment
     The Company will employ the Executive in accordance with the terms and conditions set forth herein commencing as of the date of this Agreement and extending for an initial period of three (3) years, subject, however, to earlier termination as expressly provided herein. The Executive will continue to serve the Company as the President of the Division or in such other future capacity as he and the Company might mutually agree and will devote his full business time and best efforts to the satisfactory discharge of the responsibilities of his office, performing such other duties as might reasonably be requested by the Company's Chief Executive Officer or his designee.
     The initial three (3) year period of employment will be automatically extended for one (1) additional year at the end of the initial three (3) year term, and then again after each successive year thereafter. However, either party may terminate this Agreement at the end of the initial three (3) year period, or at the end of any successive one (1) year term thereafter, by giving the other party written notice of intent not to renew, delivered at least three (3) months prior to the end of such initial period or successive term.

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     In the event such notice of intent not to renew is properly delivered, this
Agreement, along with all corresponding rights, duties, and covenants will automatically expire at the end of the initial period or successive term then in progress.

Article 2. Employment Terminations

     2.1 Termination Due to Retirement or Death. In the event the Executive's employment is terminated by reason of retirement (as defined under the then established rules of the Company's tax-qualified retirement plan) or death during the term of this Agreement, the Executive's benefits will be determined in accordance with the Company's retirement, survivor's benefits, insurance, Compensation Plan for Executives and other applicable programs then in effect.

     2.2 Termination Due to Disability. In the event the Executive during the term of this Agreement becomes, in the opinion of the Company and based upon reasonable medical opinion, so disabled as to be unable to satisfactorily perform his duties hereunder, the Company will have the right to terminate this Agreement and the Executive's employment upon thirty (30) days written notice to the Executive. In such event, the Executive's benefits will be determined in accordance with the Company's disability and other applicable plans and programs then in effect.
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     2.3 Voluntary Termination by the Executive.  The Executive may terminate this Agreement and his employment at any time by giving the Company written notice of intent to terminate, delivered at least ninety (90) calendar days prior to the effective date of such termination. The Company will pay the Executive his full base salary, at the rate then in effect, through the effective date of such termination,plus all other benefits to which the Executive has a vested right at that time.

     2.4 Termination by the Company Without Cause. The Executive acknowledges that he is, has been and will continue at all times to be an at-will employee of the Company and as such his employment has been and continues to be terminable by either the Executive or the Company at any time upon notice to the other and for any reason not prohibited by law. However, if the Company terminates the Executive's employment and this Agreement without Cause (as defined in Section
2.5 hereof), the Company will in lieu of any severance which may otherwise be payable, continue to pay to the Executive for twenty-four (24) full calendar months following the date of such termination his monthly base salary at the rate in effect as of the date of such termination in accordance with the Company's normal payroll practices. In addition,the Company throughout such twenty-four (24) calendar month period will continue the Executive's life insurance and health care benefits coverage on the same terms and at the same cost to the Executive as would be applicable to a similarly situated full-time employee provided however, that in the event the Executive begins to receive comparable life insurance and health care benefits (determined at the sole discretion of the Company) from a subsequent employer during such twenty-four (24) month period, the Company may immediately terminate its life insurance and health care benefits coverage of the Executive. Coverage under the Company's health care benefits plan will be in lieu of health care continuation under the Consolidated Omnibus Budget Reconciliation Act
("COBRA") for periods such coverage is in effect under this Agreement.
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    Following such termination of the Executive's employment without Cause, the
Company will pay for the costs of outplacement services on behalf of the Executive provided however, that the total fee paid will be limited to an amount equal to fifteen percent (15%) of the Executive's annual base salary rate as of the effective date of termination. The Company will also continue to be obligated to pay when due all other benefits to which the Executive has a vested right according to the provisions of any applicable retirement or other benefit plan or program. The Company and the Executive thereafter will have no further obligations under this Agreement.

     2.5 Termination For Cause. Nothing in this Agreement will be construed to prevent the Company from terminating the Executive's employment for Cause and without any further duty or obligation under this Agreement. As used herein, "Cause" will be determined by the Company in the exercise of good faith and reasonable judgement and will include any breach of this Agreement by the Executive or any act by him of gross personal misconduct, insubordination, misappropriation of Company funds, fraud, dishonesty, gross neglect of or failure to perform the duties reasonably required of him pursuant to this Agreement or any conduct which is in violation of any applicable law or regulation pertaining to the business of the Company.


Article 3. Covenants

     3.1 Competition. Without the prior written consent of the Company, the Executive will not, during the term of this Agreement and for any period thereafter during which the Executive is receiving any payments from the Company pursuant to this Agreement, either directly or indirectly operate or perform any advisory or consulting services for, or invest in or otherwise become associated with in any capacity, any company, partnership, organization, proprietorship or other entity which develops, manufactures, prepares, sells or distributes products or performs services in competition with the products developed, manufactured, prepared, sold or distributed or services rendered by the
Division within those geographical areas in which such division then develops, manufactures, sells or distributes such products or renders such services. The Executive acknowledges that this prohibition on competition is in consideration for the compensation and benefits to be provided to the Executive pursuant to this Agreement and constitutes an additional incentive for the Company to enter into this Agreement. The Executive acknowledges that this prohibition on competition is in consideration for the compensation and benefits to be provided to the Executive pursuant to this Agreement and constitutes an additional incentive for the Company to enter into this Agreement. The Executive also understands the effect of the provisions of this
Section 3.1, has had reasonable time to consider the effect of such provisions and has had the opportunity to consult an attorney with respect thereto. The Company and the Executive consider the restrictions contained in this Section 3.1 to be reasonable and necessary but if any aspect of such restrictions is found to be unreasonable or otherwise unenforceable by a court of competent jurisdiction, the Executive and the Company intend for such restrictions to be modified by such court so as to be reasonable and enforceable and as so modified, to be fully enforced.
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    Nothing contained in this Section 3.1 will prevent the Executive from acquiring and holding for investment five percent (5%) or less of the shares of any corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market.

     3.2 Disclosure or Use of Information. The Executive will at all times during and after the term of his employment by the Company keep and maintain the confidentiality of all Confidential Information and will not at any time either directly or indirectly use such information for his own benefit or otherwise divulge, disclose or communicate such information to any person or entity in any manner whatsoever other than employees or agents of the Company who have a need to know such information and then only to the extent necessary to perform their responsibilities on behalf of the Company. As used herein, "Confidential Information" will mean any and all information (excluding information in the public domain) which relates to the business of the Company including without limitation all patents and patent applications, copyrights applied for, issued to or owned by the Company, inventions, trade secrets, computer programs, engineering and technical data, drawings or designs, manufacturing techniques, information concerning pricing and pricing policies, marketing techniques, suppliers, methods and manner of operations, and information relating to the identity and/or location of all past, present and prospective customers of the Company.

     3.3 Suppliers, Customers and Other Employees. During the term of this Agreement and for a period of twenty-four (24) months following its termination, the Executive will not attempt to induce any employee of the Company to terminate his or her employment with the Company nor will he take any action with respect to any of the suppliers or customers of the Company which would have or might be likely to have an adverse effect upon the business of the Company.
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     3.4 Injunctive Relief.  In the event of a breach or threatened breach of any of the provisions of this Article 3 by the Executive, the Company will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions thereof and the Company will be entitled to pursue such other remedies at law or in equity as it deems appropriate.

Article 4. Miscellaneous

     4.1 Successors. This Agreement is personal to the Executive and will not be assignable by him without the prior written consent of the Company. This Agreement may be assigned or transferred to and will be binding upon and inure to the benefit of any Successor of the Company. As used herein, the term "Successor" will include any person, firm, corporation or business entity which acquires all or substantially all of the assets or succeeds to the business of the Company or the Division.

     4.2 Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto.

     4.3 Modification. This Agreement will not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement in a written instrument executed by the Company and the Executive or their legal representatives.

     4.4 Tax Withholding. The Company may withhold from any benefits payable under this Agreement all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

     4.5 Governing Law. To the extent not preempted by Federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the state of Ohio.

     IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of this 9th day of December, 1994.

Figgie International Inc.                    Glen W. Lindemann

By: /s/                                       /s/

Attest:  /s/